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                                                                     Exhibit 4.1

                       AMENDMENT NO. 1 TO RIGHTS AGREEMENT

1. GENERAL BACKGROUND. In accordance with Section 28 of the Rights Agreement between The First National Bank of Boston, as Rights Agent (now known as "Fleet National Bank" (the "Rights Agent") and Cabot Corporation (the "Corporation") dated November 10, 1995 (the "Agreement"), the Rights Agent and the Corporation desire to amend Section 21 of the Agreement as set forth below.

2. EFFECTIVENESS. This Amendment shall be effective as of July 12, 2002 (the "Amendment") and all defined terms and definitions in the Agreement shall be the same in the Amendment except as specifically revised by the Amendment.

3. AMENDMENT TO SECTION 21. Section 21 in the Agreement entitled "Change of Rights Agent" is hereby deleted in its entirety and replaced with the following Section 21:

            "Change of Rights Agent. The Rights Agent or any successor Rights Agent may resign and be discharged from its duties under this Agreement upon 30 days' notice in writing mailed to the Corporation and to each transfer agent of the Common Shares or Preferred Shares by registered or certified mail and to the holders of the Right Certificates by first-class mail. The Corporation may remove the Rights Agent or any successor Rights Agent upon 60 days' notice in writing, mailed to the Rights Agent or any successor Rights Agent, as the case may be, and to each transfer agent of the Common Shares or Preferred Shares by registered or certified mail, and to the holders of the Right Certificates by first-class mail. If the Rights Agent shall resign or be removed or shall otherwise become incapable of acting, the Corporation shall appoint a successor to the Rights Agent. If the Corporation shall fail to make such appointment within a period of 60 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of a Right Certificate (who shall, with such notice, submit such holder's Right Certificate for inspection by the Corporation), then the registered holder of any Right Certificate may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Corporation or by such a court, shall be a corporation or trust company organized and doing business under the laws of the United States, or of the State of New York or the Commonwealth of Massachusetts (or of any other state of the United States so long as such corporation is authorized to do business as a banking institution in the State of New York, or the Commonwealth of Massachusetts), in good standing, having a principal office in the State of New York or the Commonwealth of Massachusetts which is authorized under such laws to exercise corporate trust or stock transfer powers and is subject to supervision or examination by federal or state authority and which has individually or combined with an affiliate at the time of its appointment as Rights Agent a combined capital and surplus of at least $100 million dollars. After appointment, the successor Rights Agent shall be vested with the same powers,
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            rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment the Corporation shall file notice thereof in writing with the predecessor Rights Agent and each transfer agent of the Common Shares or Preferred Shares, and mail a notice thereof in writing to the registered holders of the Right Certificates. Failure to give any notice provided for in this Section 21, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be."

4. Except as amended hereby, the Agreement and all schedules or exhibits thereto shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of this 12th day of July, 2002.

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
CABOT CORPORATION                     THE FIRST NATIONAL BANK
                                      OF BOSTON (NOW KNOWN AS
                                      FLEET NATIONAL BANK)

/s/ Hoil Kim                          /s/ Katherine S. Anderson
------------------------------        --------------------------------
By: Hoil Kim                          By:  Katherine S. Anderson
Title: Vice President and             Title:  Managing Director
        General Counsel
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